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GLB Bancorp, Inc. Declares Quarterly Cash Dividend

The Board of Directors of GLB Bancorp, Inc. GLBK declared a quarterly cash dividend of $.05 per share. The cash dividend is payable February 24, 2003 to shareholders of record on February 10, 2003.

The dividend reflects the company's mission of providing the growth of earnings and capital for the benefit of shareholders, depositors, the community and employees of the company.

Headquartered in Mentor Ohio, GLB Bancorp, Inc. is a one bank holding company for Great Lakes Bank. Great Lakes Bank has $193 million in total assets with 12 branches throughout Lake County and one in Cuyahoga County.

The information in this press release contains forward-looking statements regarding future performance which are not historical facts and which involve risk and uncertainties. Actual results and performance could differ materially from those contemplated by these forward looking statements.